Exhibit 99.7

CONSENT TO BE NAMED DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form F-4, together with any and all amendments or supplements thereto, of filed by Brooge Holdings Limited, a Cayman Islands corporation (the “Company”), as a person who has agreed to serve as a director of the Company upon closing of the transaction contemplated therein and the inclusion of my biographical information in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated:	29/5/2019

/s/ Saleh Yammout
Signature

Print Name: Saleh Yammout